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                                                                   Exhibit 10.13

            THE SANTILLI TECHNOLOGY EXCLUSIVE ASSIGNMENT AND ROYALTY
                                    AGREEMENT

THIS AGREEMENT, effective this ____ day of January, 2000, made between:

Hadronic Press, Inc., 35246 US 19 No., PBM 115, Largo, Florida 34684 and The Institute for Basic Research 90 Eastwinds Court, Palm Harbor, Florida 34683 and Ruggero Maria Santilli 90 Eastwinds Court, Palm Harbor, Florida 34683 (collectively "Assignor")

and

Toups Technology Licensing Incorporated, Suite 105, 7887 Bryan Dairy Road, Largo, Florida 33777, (" Assignee").

                                 WITNESSETH THAT

WHEREAS, on October 26, 1999, Assignor and Assignee signed a Letter of Intent substantially containing all terms and conditions of this Agreement;

WHEREAS, R. M. Santilli, a U. S. physicist, initiated basic research on new, clean, fuels and energies in 1978, as presented in a general 314 pages survey recently published in the special issue of the JOURNAL OF NEW ENERGY, Vol. 4, issue no. 1, 1999.

WHEREAS, HPI provided financial, logistic, and publication support for Santilli's research from 1978 to present, as per an Agreement signed in Cambridge, MA, on Jan. 5, 1984, which includes the assignment by Dr. Santilli to HPI of all patents resulting from said research.

WHEREAS, Santilli has been scientific consultant to TTL since January 1998, according to a consulting agreement renewed in January, 1999, which excludes new patents, the latter to be the subject of separate agreements.

WHEREAS, Santilli has applied the results of his research as identified above to the development at TTL of those technologies herein defined as "Santilli's Technology" which includes a new process using an electric arc within a water-base, carbon rich liquid, is over-unity in the energy efficiency of its production, and possesses a new chemical structure with enhanced energy release known as "Santilli's Magnecules".

WHEREAS, the aforenoted scientific background has primary importance for the industrial development of "Santilli's Magnegas", inasmuch as it provides knowledge essential for: 1) the


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improvement of the efficiency in the production of the gas; 2) the optimization of the liquid needed for the production of said gas; 3) the improvement of the combustion exhausts of said gas; 4) the recycling of liquid wastes; 5) the selection of the embodiment for the optimal realization of the underlying physical and chemical laws; and other important features.

WHEREAS, said research resulted in the following four patent applications, among others, Patent Application #1:
NEW CHEMICAL SPECIES FOR GASES AND THEIR NEW TECHNOLOGIES, by R. M. Santilli
Serial Number 09/133,348
Filed 08/13/98
dealing with the new chemical structure of all gases produced under an electric arc, known as "Santilli's Magnecules", which is inclusive of, but not limited to "Santilli's Magnegas".

Patent Application #2:
DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON-POLLUTANT GAS FROM UNDERWATER ARCS AND METHODS THEREOF by R. M. Santilli
Serial number 09/372.277
Filed on 08/11/99
dealing with all possible means for the production of "Santilli's Magnegas" by keeping the liquid stationary, and moving the electrodes;

Patent Application #3:
MAGNEGAS, A novel, HIGHLY EFFICIENT, NONPOLLUTANT, OXYGEN RICH AND COST COMPETITIVE, COMBUSTIBLE GAS, AND ASSOCIATED METHOD by R. M. Santilli
Serial Number 09/372,278
Filed on 08/11/99
dealing with all possible means of producing
"Santilli's Magnegas" by keeping the electrodes stationary, and letting instead the liquid to flow through the arc.

WHEREAS, Patent Application #1, with related scientific background and technical know-how were assigned by Santilli to TTL on August 12, 1998.

WHEREAS, as communicated to TTL with a letter dated September 30, 1999, Patent Applications #2 and #3 were assigned in their entirety to HPI, in conformity with the aforequoted Agreement between Dr. Santilli and HPI dated January 5, 1984.


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WHEREAS, the following, additional patent application is important for
"Santilli's Magnegas"
Patent Application #4
ELECROMAGNETION,
by Lawrence Perovetz and Ruggero Maria Santilli
Serial Number 09/106.170
Filed on 06/29/98
which deals with the new chemical species of "Santilli's Magnecules" for liquids used in the production of "Santilli's Magnegas".

WHEREAS, years before initiating his scientific consultantlhip with TTL, and as part of his research, Santilli conducted research and development on the so-called "hadronic reactors", which are new processes for the over-unity production of heat without the production of a combustible gas. As such, these studies are not in conflict with "Santilli's Magnegas", nor they were ever part of TTL research and development, as a result of which they are not part of this Agreement. The only technology granted a license hereby are those defined as "Santilli's Technology" or "Assigned Technology."

WHEREAS, all parties herein involved wish TTL to be empowered with the exclusive, worldwide rights on "Santilli's Technology", its underlying scientific knowledge, and its technicaL know-how;

WHEREAS TTL is engaged in the business of commercializing technologies primarily within the environmental marketplace;

WHEREAS the Assignor and Assignee are interested in undertaking together a joint effort at designing, manufacturing, selling or otherwise commercializing the Santilli Technology as that term is hereinafter defined as by an Exclusive Assignment and Royalty Agreement that provides for the Assignor to introduce TTL to the technology and to authorize TTL to make and to commercialize Santilli Technology at an agreed royalty, so long as both parties perform in accordance with this Agreement;

NOW, THEREFORE, the Assignor and Assignee, intending to be legally bound, agree to undertake designing, manufacturing, and selling or otherwise commercializing the Santilli Technology upon the following terms and conditions:

1. Definitions


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a. "Assigned Scientific Knowledge" means unpatented proprietary scientific information disclosed to Assignee by the Assignor, and useful in identifying and optimizing the basic physical and chemical effects underlying the Assigned Products or performing Assigned Services.

b. "Assigned Know-how" means unpatented proprietary technical, professional, or commercial information disclosed to Assignee by the Assignor, and useful in designing, making or using Assigned Products or performing Assigned Services.

c. "Assigned Patent" means any patent or patent application Assigned to TTL herein and containing a claim defining the composition, design, machine, process, product by process, manufacturing, structure, operation, or use of the Santilli Technology subject matter, insofar as owned or licensable by Assignor and so Assigned to TTL in or for the Assigned Territory.

d. "Assigned Product" means product or related composition whose production, structure, or use embodies any Assigned Scientific Knowledge and Know-how, is defined by a claim of a Assigned Patent or disclosed patent application and/or would infringe a Assigned Patent in the absence of this Agreement, or displays or is commercialized by a Assigned Trademark.

e. "Assigned Service" means any designing, making, specifying, or any instruction, leasing, or performance of other services relating to any Assigned Product for, to, or with a customer or other party, whether for compensation or not.

f. "Assigned Specification" means any requirement or standard identified by the Assignor to Assignee relating to composition, design, manufacturing method, structure, workmanship and/or resulting appearance, form, identity, quality, or presentation of an Assigned Product or a Assigned System,

g. "Assigned System" means any apparatus, assembly, device, or structure for producing or using an Assigned Product, with or for use with (or without) other accessories.

h. "Assigned Trademark" Santilli's Magnetiona, Santilli's MagneGasa, Santilli's PlasmaArcFlowa Technology, Santilli's Magneculesa, Santilli's Magneliquidsa, or other word and/or design, used with or without any other word and/or design, in or as a brand name for Assigned Products or Assigned Services or Assigned Systems.

i. "Improvement" means any substantial change in any foregoing defined item (a to h) during this Agreement, whether made by the Assignor or by TTL, or both, or otherwise owned and/or assignable by either of them to the other.


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j. "Assignment Term" means the duration of this Agreement which shall be: the same as the duration of all patents, trademarks or other similar devices plus a period of five years following the expiration of Assigned Patents; or a period of then years following the final denial of a in a given country, as more appropriatedly specified below.

k. "Assigned Territory" means worldwide.

l. "Common Shares" means the $.001 par value Common Stock of Toups Technology Licensing, Inc. as may be legally issued.

m. "Santilli Technology" or "Assigned Technology" means US Patents pending:

(i) number 09/133,348 filed 8/13/98 New Chemical Species for Gases and Their New Technologies by R. M. Santilli;
(ii) number 09/372,277 filed 8/11/99 Durable and Efficient Equipment for the Production of a Combustible and Non-Pollutant Gas From Underwater Arcs and Methods Thereof by R. M. Santilli;
(iii) number 09/372,278 filed 8/11/99 MagneGas, a Novel, Highly Efficient, Nonpollutant, Oxygen Rich and Cost Competitive Combustible Gas and Associated Method by R. M. Santilli; and
(iv) A new method for the recycling contaminated waters via the PlasmaArcFlow technology, unsder preparation, by R. M. Santilli.

n. "Assignor" means Dr. Ruggero Maria Santilli, Hadronic Press, Inc., and The Institute for Basic Research, Inc., and any and all other persons, entities or others who are now and who may become co-patent owners, either through invention or assignment or otherwise, of the Santilli Technology.

o. "Assignee" shall means Toups Technology Licensing, Inc., a Florida Corporation which may also be abbreviated as "TTL."

2. License and Sublicenses

a. The Assignor hereby grants to the Assignee, for the Assignment Term only, an indivisible, right and assignment to make, use, lease, sell, and otherwise practice commercially the defined Assigned subject matter.


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b. So long as Assignee is in good standing under this Agreement, this grant is to be exclusive on a world-wide basis, meaning that the Assignor will not grant any third party a similar assignment in the Assignment Territory.

c. TTL shall have the right to apply any Assigned Trademark to Assigned Products and other components sold by TTL for construction of Assigned Systems, but TTL. shall use Assigned Trademarks only in accordance with acceptable trademark practice and subject to the provisions of this Agreement.

d. TTL customers will have an implied sublicense to assemble Assigned Products into Assigned Systems, with or without other components.

e. TTL may grant sublicenses under this Agreement. In the event the Assignee shall grant any sublicenses under this Exclusive Agreement anywhere in the world.

3. License Term

a. Unless sooner terminated as provided herein, this Assignment Agreement will continue for a period equal to the expiration date of any and all patents or other devices enumerated heretofore as a part of the Assigned subject matter.

b. The Assignment Term shall be until the Assignor gives TTL notice that TTL is no longer in good standing because of a specified breach or default of one or more of TTL's obligations under this Agreement; TTL shall have the right to remedy any such breach or default within forty-five (45) days thereafter to return to good standing as to such breach or default. Likewise, if the Assignor should be in breach or default of one or more of Assignor's obligations under this Agreement, the Assignor shall have the right to remedy any such breach or default within forty-five (45) days thereafter to return to good standing as to such breach or default.

c. Obligations of this Agreement that are indicated as surviving beyond the end of this Assignment Agreement shall continue for such time period as may be lawful, despite notice by either party to the other of an election to discontinue either party's participation in or under this Agreement.

d. The Term of this Agreement, if not sooner ended by the act of a party or the operation of law, shall end upon expiration of the last to expire of the Assigned Patents, if any, except as TTL is using a Santilli Technology trademark, or otherwise as noted below.

4. Confidentiality


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a. To the extent that TTL receives Assigned Scientific Knowledge and Know-how, or either party becomes aware of other proprietary information from the other party via their relationship pursuant to this Agreement, each recipient of such information will hold it in confidence so long as the other party effectively treats it as confidential, except as specific information becomes public knowledge otherwise than by or from TTL.

b. The foregoing obligation to keep proprietary information confidential and to safeguard it within the organization of a party will survive any termination of this Agreement to the extent that such information is not common trade knowledge.

5. Assignment Activation

a. TTL shall make available facilities, equipment, and resources for the Santilli Technology design, development, and marketing purposes during the term of this Agreement in order to enable the equipment and resultant products to be analyzed, tested, and (as soon as feasible) to be demonstrated to prospective customers, investors, and other interested persons.

b. The Assignor will provide the Santilli Technology Assigned Scientific Knowledge and Know-how to TTL from time to time as may be appropriate and will participate regularly as a technical consultant relating to the Santilli Technology design, development, testing, and marketing, as TTL deems desirable.

6. Royalties

a. The Royalty rate for Assigned Product, Assigned Services, and Assigned Systems is three percent (3%) of the gross proceeds of all that TTL receives in money or other things of value for leasing, servicing, selling, or otherwise commercializing the same, said royalty to be payable on a quaterly calendar basis.

b. Royalty accrues upon invoice, lease, sale, or service by TTL but shall not be payable until TTL's receipt of payment therefor and shall be without any deduction from TTL's actual total revenue therefrom, except for customers' related costs (such as insurance, shipping, or taxes) and then only if so itemized on TTL's invoices to them.

c. Royalty payable for any given month becomes due at the end of the then current calendar quarter, and shall be paid, according to item 6b hereinabove, during the first month of the next calendar quarter, or will become overdue on the first day of the next month.


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d. As a part of Assignor's Royalties hereunder, upon signing this Agreement, TTL shall cause to issue 75,000 shares of the Company's Common Shares Said Shares shall be fully vested upon receipL Thereafter, TTL undertakes to bear all expenses to cause for the registration of such Common Shares according to applicable federal and state securities registration requirements within a reasonable time following the execution of this Agreement.

e. As a part of the Assignor's Royalty, TTL shall grant an option for the purchase of 150,000 Common Shares at $ 0.375 per share.

f. In the event one or all Patent Applications #1, #2 and #3 are not granted by the U.S. Patent Office following due diligence by TTL patent attorneys and representatives, TTL agrees to keep paying to HPI three percent (3%) of gross revenues on sales and services on "Santilli's Magnegas" as set forth in Paragraph 2.1, for the duration of ten years following the final denial of a patent by the U. S. Patent Office, such payments in the absence of patents being due in view of the aforementioned crucial importance of the scientific background antechnical know-how acquired by TTL for the industrial development of "Santilli's Magnegas", which scientific background and technical know-how are independent from the granting of patents by the U. S. Patent Office on Patent Applications #1, #2, and #3.

g. This License Agreement anticipates that a series of products shall be developed such as desalinization of seawater, sewage recycling, liquid recycling and other pieces of equipment designed for a specific purpose. As each such mechanical device is deemed ready for commercialization, and independently from the initiation of sales, the Company shall issue to the Assignor an option for the purchase of 50,000 of its Common Shares at the "fair market value" defined as the average of the closing "bid" price of the Company's Common Shares for the five day period preceding the day in which said mechanical devices are declared ready for commercialization. New product ready for commercialization shall mean the first-time sale of a device with a particular application and shall not include subsequent improvements or models of equipment designed for essentially the same purpose as any equipment which shall meet the definition of "new product ready for commercialization" as that term is herein defined.

h. All licenses granted by TTL anywhere in the world are conditioned upon TTL paying to HPI: 1) Fifteen percent (15%) of all down payments in cash originating from the granted of said licenses; 2) The equivalent in cash or in stock of five percent (5%) of all TTL stock purchased by said licensees as direct part of said license agreements; and 3) three percent (3%) of gross revenues on all sales, or leases, or services for products manufactured and sold by said TTL licensee on "Santilli's Magnegas" said gross percentage referring to all sales, or leases, or services based in all or in part on the aforementioned rights on "Santilli's MagneGas", related patent applications #1, #2, and #3, scientific background, and technical know-how. Finally,


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TTL has the obligation to provide HPI with a copy of all licenses granted anywhere in the world on "Santilli's Magnegas", or on the related technology and know-how, immediately following their signature, and as part of the closing procedures themselves.

i. In the event, following due diligence by TTL patent attorneys, one or all Patent Applications #1, #2 and #3 are not granted by the Patent Office of any given foreign countries in which TTL has a license on "Santilli's Magnegas", TTL licensees agrees to keep paying to HPI one and one-half percent (1-1/2%) of gross revenues on sales, leases and services on "Santilli's Magnegas" as set forth in Paragraph 2.3, for the duration of ten years following the final denial of a patent by the Patent Office in the country under license, such payments in the absence of patents being due in view of the aforementioned crucial importance of the scientific background and technical know-how acquired by TTL licensees for the industrial development of "Santilli's Magnegas", which scientific background and technical know-how are independent from the granting of patents by the Patent Office of the country under license on Patent Applications #1, #2, and #3.

j. TTL shall reimburse to Assignor on or before December 31 2000, all documented expenses sustained by Assignor for the partial payment of the automatic feeder and/or other equipment, which amount is $4,800 and which is currently used by TTL in demonstrations, developments and other uses of "Santilli Magnegas", and various miscellaneous purchases of parts related to the same.

k. TTL and all its licensees, assignees, or nominees shall acknowledge the scientific paternity of Magnegas by Santilli, and use the terms "Santilli's Magnegas" in: , in production labels of all equipment and related manuals; headings of official communications, press releases, Web Sites; and other documents, whenever appropriate.

j. TTL acknowledges that Santilli is free to conduct research and development on technologies and products not competitive to, or in conflict with those under development, or already developed by TTL. New patent applications, scientific backgrounds, and technical knowledge in developments, technologies and applications other than those pertaining to "Santilli's MagneGas" which may arise under the Scientific Consultant Agreement renewed on December 24, 1999, are not part of said Scientific Consultant Agreement and its related compensations.

7. Payments and Reports

a. TTL will report to Assignor, all Royalty for each calendar quarter of the Assignment Term during the first month of the next ensuing calendar quarter and may include with each such report full payment of royalty due for (and reported for) the preceding quarter's operations.


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b. Quarterly and annual royalty reports will be signed and be certified as accurate and complete by an authorized officer of TTL.

c. TTL will keep accurate and complete records of all business done pursuant to this Agreement and will make such records available to Assignor, no more than two (2) persons at once-for inspection during regular business hours, upon at least three (3) business days' advance notice, to determine Royalties accrued and paid or unpaid, and any other information due hereunder.

d. The Assignor may cause an audit to be made of the applicable records in order to verify statement for Royalties made hereunder. Any audits shall be conducted by an independent certified public accountant, acceptable to both parties, and shall be conducted during regular business hours at TTL's offices.

e. The Assignor shall bear the expenses of any such audit unless such audit reveals that the Royalties paid by TTL under this Agreement for the Period subject to the audit are less than ninety-five percent (95%) of the amount owed by TTL for such period. In such event, the costs of the audit shall be borne by TTL, in addition and without limitation to any right of remedy Assignor may have, TTL agrees to pay the balance of such royalties due the Assignor within forty-five (45) days after written notice is delivered of TTL's understatement of Royalties due. Furthermore, TTL shall pay interest on all understated Royalties at a rate of 1.5% per month or lesser amount as mandated by law, computed from the day on which said Royalties were due and owing to the Assignor.

f. Refusal by TTL to report or to pay Royalty, or to maintain or make available records of business done hereunder, will forfeit TTL's good standing under this Agreement, if not remedied within forty-five (45) days.

8. Processing Patents and Trademarks

a. TTL shall provide due diligence and best efforts to secure the granting of patents from the U. S. Patent Office from the Patent Applications currently on record on the Santilli Technology as identified above.

b. On or before June 12, 2000, Assignor shall prepare, and TTL shall file at least the following three patent applications,

(i) the new chemical species of Magnecules for gases;
(ii) the new PlasmaArcFlow methods for the production of Magnegas; and
(iii) the new PlasmaArcFlow method for the recycling of contaminated water;


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in the following foreign countries:
1) European Common Market;
2) Japan;
3) Australia;
4) Canada;
5) Mexico;
6) Venezuela;
7) Brasil;
8) Argentina;
9) So. Africa;
10) Taiwan;
11) India;
12) Russia
13) China.

c. All costs for the filing and securing of patents on the Santilli Technology in the U.S.A. and in foreign countries shall be paid by TTL.

d. On or before December 31, 2000, TTL shall file at the Trademark and Patent office in the US and in representative foreign countries for the following
Trademarks:
1) PlasmaArcFlow:
2) Magnegas;
3) Magneliquid;

e. All costs for the securing of trademarks on the Santilli Technology in the U.S.A. and Abroad shall be paid by TTL.

f. It is the intention of TTL to eventually file foreign patents in all countries throughout the world.

g. In the event TTL is unable to file for any or all of of the aforesaid three patents (i), (ii) and (iii) in any or all of the above listed foreign countries
1) to 13), TTL shall so notify Assignor in writing on or before May 12, 2000; Assignor has then the option to file said foreign patent application(s) at his own costs and such costs shall be fully reimbursed by TTL.

h. In the event TTL elects not to apply for the aforesaid Trademarks 1), 2) and
3) on the Santilli Technology, TTL should so notify the Assignor on or before November 31, 2000; TTL will then forfeit the use of the Trademark(s) not applied for; and Assignor has then the option to apply for the aforesaid Trademarks.


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9. Improvements

a. Any new composition, design, product, or service conducive to third party competition with Assigned Product or Assigned Services or Assigned Systems, invented or otherwise coming under the control of either party during the Assignment Term, is deemed an "Improvement" and such party will disclose the same to the other party promptly and in enough detail to enable the other party to elect whether to have such Improvement included hereunder.

b. As to any such Improvement by either party, either party may elect to have such Improvement included hereunder, within three (3) months after first knowledge thereof, without change in Royalty, by promptly notifying the other party of an election to do so; and the party that made or acquired such Improvement need do no more if both parties fail to elect to include the Improvement.

c. The originating party of an elected Improvement that appears possibly patentable after a competent prior art search, will file and prosecute a patent application thereon, and may discontinue prosecuting it or maintaining any resulting patent, but only after giving the other party notice of such intention plus ample opportunity to take such (or equivalent) action at its own sole future discretion and expense.

d. If either party so elects to have any given Improvement included under this Agreement, the electing party in doing so will become obligated to pay one-half (1/2) the expense of undertaking to patent it within the Assigned Territory, whereas the other one-half (1/2) of any such patent expense will be the obligation of the originating party, whether or not the electing and originating parties are the same, except that if TTL elects not to participate in the payment of an Improvement made by the Assignor to be included, TTL shall not be obligated to do so.

e. If the parties have joint inventorship/ownership patent rights in an issued Improvement patent, the parties will share equally the related ownership rights and expenses including any official patent maintenance fees for any one Improvement patent. The parties need not exercise Improvement patent rights, except as this Agreement may provide, nor need either party account to the other party for any lawful activity regarding such patent rights outside this Agreement.

f. The parties recognize that well-based differences may arise with regard to origination of any given Improvement and that as to U.S. patents the determination of inventorship and of patentability is exclusively within the jurisdiction of the U.S. Patent and Trademark Office and the Federal Courts. Unless the parties are/have joint inventors or successor(s) thereto and hence


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are joint owners, they specifically agree that for any Improvement patent application and for any resulting patent for an Improvement elected by either party to be included hereunder, regardless of inventorship, the Improvement originating or otherwise acquiring party will grant to the other party (if that other party so elects) an unrestricted paid-up (free) license to practice the Improvement for the Assignment Term, if such practice of it would not violate any non-elected prior patent of the grantor-Assignor.

g. Each party's foregoing Improvement rights are executory in nature, including the right to be informed of any Improvement by the other party, and to elect an Improvement for inclusion hereunder (or not), and including rights to ongoing prosecution of patent applications and maintenance of patents by an originating party of an elected Improvement, and receipt of license or ownership rights thereunder.

10. Infringement Rights

a. In the event one or all patents pending set forth under the definition "Santilli Technology" are not granted by the US Patent Office, TTL agrees to be bound by the terms of this License Agreement, including the payment of all Royalties and granting of all new product Common Stock Options for a period of ten years following notification of such patent-pending denial. Each party shall notify the other in writing at such time as any Santilli Technology patent is issued or denied.

b. In the event that TTL's commercialization of any Assigned Product, Assigned Service, or Assigned System is accused of infringing a proprietary right of any third party, the parties will cooperate in attempting to avoid such infringement or to prove lack of infringement, and so long as TTL's license hereunder is exclusive to the extent set forth above, TTL will have a right, but not an obligation, to defend or assist in defending against any infringement action brought by a third party, and shall have also the obligation to pay one-half (1/2) of the costs of doing so, except as either party may voluntarily pay more thereof incidental to participation therein.

c. Neither party will be liable to the other paty if unable or unwilling to continue this Agreement because of such infringement of third-party rights, and in that event TTL will cease commercializing Assigned Products, Assigned Services, and Assigned Systems, and TTL will relinquish its rights hereunder in that event, and thereby terminate its Royalty and attendant obligations to the Assignor.

d. In the event that the activities of any third party are asserted (or otherwise appear) to infringe an intellectual property right Assigned to TTL hereunder, the parties will cooperate in attempting


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to ascertain and to abate such infringement. So long as TTL's Assignment hereunder is exclusive to the extent set forth above, TTL will have a prior right, but not an obligation, to abate such infringement, whether by litigation or otherwise, subject to paying all the costs of doing so other than such costs or expenses as the Assignor may voluntarily pay incidental thereto or to participation therein. Any moneys recovered from a third-party infringer will be retained by the parties, prorated to their expenditures after determining what portion of moneys recovered are due the Assignor as part of any Royalty, whose action(s) had such result.

e. If third-party infringement is not abated, TTL may elect to continue as a non-exclusive Assignee under this Agreement as its sole remedy, or alternatively TTL may discontinue its license and cease royalty payments as its sole remedy.

11. Assurances

a. The Assignor assures TTL of its origination of the inventions and guarantee TTL of the Assignor's invention priority to their best knowledge.

b. The Assignor warrants ownership to their best knowledge of the Assigned Products and Assigned Services, in the specific sense that the Assignor has no reason to believe that any third party has any right to prevent either the Assignor or Assignee from practicing any Assigned Invention, or from using any Assigned Trademark, as provided in this Agreement, and Assignor warrant such practice or usage as noninfringing of third-party rights.

c The Assignor will instruct and/or assist TTL's personnel in design, manufacturing, quality standards, testing, distribution, marketing, and sale, as well as proper marking, of Assigned Product and Assigned Systems, and Assignor will provide Assigned Know-how in doing so, as may be applicable.

d. The Assignor will have no liability whatever to TTL for TTL's actions or inactions under this Agreement, and TTL will save the Assignor harmless against any liability to third parties whether based upon agency, contract, negligence, product liability, or other basis-for any claim based on action or inaction of TTL relating to Assigned Products, Services, or Systems.

12. Product Marking

a. TTL will mark on Assigned Products (or containers) each patent number applicable thereto upon being advised thereof by the Assignor. In the absence of patents, TTL shall be under no product marking obligations relating to any use of the Santilli Technology, except for the identification of paternity as per paragraph 6.j.

b. TTL will display a Assigned Trademark (if elected) on all Assigned Products and in advertising copy, brochures, and publications by or for TTL about Assigned Product. TTL will not use any Assigned Trademark in or as a trade name
(i) if not elected, or (ii) if elected, after TTL discontinues (or other termination of) TTL's license under thisAgreement.

c. TTL will not make any material change in materials, production methods, or otherwise that might affect the nature or quality of any the Santilli Technology product or service, without advance notice to the Assignor

g. If TTL elects to use one or more Assigned Trademark(s), TTL will display one thereof on each container of Assigned Product made by or for it, and in all Assigned Product advertising copy, product brochures, press releases, and publications by or for TTL about Assigned Product plus the generic name of the goods, together with occasional notice that such Trademark is the property of the Assignor.

13. Termination

a. This Agreement may only be terminated according to law or in the event of a specific breach of the terms and conditions herein set forth including but not limited to the payment of royalties. Any breach of this Agreement shall require the party which assets such breach to notify the other party and allow for a period of forty-five days to effect a cure of any such breach.

b. Upon termination, TTL will refrain from exercising thereafter any right it had by license hereunder, such as practicing the invention of any previously Assigned Patent, or using a Assigned Trademark or confusingly similar expression.

c. Whenever TTL is not in good standing hereunder, the Assignor may render TTL's Assignment wholly non-exclusive, or if it is already non-exclusive for a prior breach or default the Assignor may terminate TTL's rights hereunder, in the absence of specific curative provisions for TTL's breach or default, or if TTL has had an opportunity to comply such a curative provisions and failed or refused to do so.

d. If either party becomes, or would become, disabled as by the other party's choosing, or being subjected to, an act or a procedure for relief of debtors from enforcing compliance with a given executory obligation of the other party hereunder (e.g., compliance with standards, action with regard to infringers, offer of Improvements) the thus disabled party may deem this Agreement and the license and other rights under this Agreement terminated.

e. No inaction or overlooking by the Assignor or Assignee of any condition or provision of this Agreement or of any breach or default thereof either party shall be deemed to imply or to constitute a future waiver of any similar breach or default of the same or other condition/provision.

f. This Agreement is automatically terminated in the event of TTL financial insolvency and banktuptcy, in which case Assignor re-acquires the complete rights granted hereinunder.

g. This Agreement is also automatically terminated in the event TTL has no sales for the continuous duration of two years, in which case Assignor re-acquires the entire rights granted hereinunder.

14. Notices

a. If to Assignor

The Institute for Basic Research
90 Eastwinds Court
Palm Harbor, Florida 34683

Hadronic Press, Inc.
35246 US 19 No.
PMB 115
Largo, Florida 34684

Dr. Ruggero Santilli
90 Eastwinds Court
Palm Harbor, Florida 34683

b. If to Assignee

Toups Technology Licensing, Inc.
7887 Bryan Diary Road
Largo, Florida 33777

15. Miscellaneous

a. If any one or more provision(s) or effect(s) of this Agreement should prove to be invalid or unenforceable, and the Agreement be otherwise valid and enforceable, the invalid or unenforceable provision or portion thereof will be severed, and the remainder of the Agreement be and remain valid and enforceable to the fullest extent permitted by applicable law.

b. This Agreement is made for the benefit of the parties, their heirs, successors, and assigns, and any other person or legal entity named in any provision hereof, and not made to give any unnamed person or legal entity any right of action whatever.

c. Each statement made in this Agreement is deemed material, and each party is entitled to rely, and deemed to have relied, upon the truth and correctness thereof in entering into this Agreement.

d. Each party acknowledges that he has received advice of independent counsel of choice as to the inducements, provisions, and terms of this Agreement, and their effect, whereupon entering into this Agreement is each party's free and independent act.

e. This Agreement is to be governed by Federal law to whatever extent a proprietary right granted by the United States is involved, and otherwise by Florida law, except as activities of a party in any other State render that other State's law applicable.

f. In the event that any action or proceeding is brought to enforce any of the terms and conditions of this Agreement, then the party in whose favor relief is granted and/or judgment is entered shall be entitled to have and recover from the other party or parties all costs, prejudgement interest, and reasonable attorney's fees incurred in connection with the enforcement action.

g. Notice to be given under this Agreement will be in writing and be addressed to the other party at the address of such party hereinabove, unless such address has been superseded by like notice, whereupon the latest noticed address thereof is to be used. Notice will be effective when delivered to the addressee, or-if not a change of address-when sent by Express or Registered Mail so addressed.

h. This Agreement sets forth the entire intent and understanding of the parties with regard to the subject matter hereof, and merges any prior negotiations or agreements by the parties as to such subject matter, and no addition, deletion, or other modification of the wording hereof may be made except in writing subsequent hereto and signed by the party or parties to be bound thereby.

i. This Agreement supersedes the Letter of Intent dated October 26, 1999, on and between the Assignor and the Assignee, which Letter of Intent is, therefore, null and void.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed, sealed, and attested by persons duly authorized so to do, as of the date first stated hereinabove.

For Hadronic Press, Inc.                      For Dr. Ruggero Santilli


/s/ Carla Santilli, President  Feb 3, 2000     /s/ Ruggero Maria Santilli  Feb 3, 2000
------------------------------------------     ---------------------------------------
Carla Santilli,                Date            Ruggero Maria Santilli      Date
President and CEO


For The Institute for                          For Toups Technology
  Basic Research                                 Licensing, Inc.


/s/ Ruggero Maria Santilli     Feb 3, 2000     /s/ Leon H. Toups           2-3-00
------------------------------------------     ---------------------------------------
Ruggero Maria Santilli,        Date            Leon H. Toups,
President and CEO                              President and CEO


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